Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Freescale Semiconductor Holdings I, Ltd.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Freescale Semiconductor Holdings I, Ltd. of our report dated March 7, 2007, except as to Notes 8 and 17 which are as of June 19, 2007, with respect to the consolidated balance sheet of Freescale Semiconductor Holdings I, Ltd. and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows for the period from December 2, 2006 through December 31, 2006 (the “Successor”), and the consolidated balance sheet of Freescale Semiconductor, Inc. and subsidiaries as of December 31, 2005 and the related combined and consolidated statements of operations, business/stockholders’ equity and cash flows for the period from January 1, 2006 through December 1, 2006, and each of the years in the two-year period ended December 31, 2005 (the “Predecessor”), which report appears in the Company’s prospectus, dated July 9, 2007, filed pursuant to Rule 424(b)(3) of the Securities Act of 1933.

Our report dated March 7, 2007, except as to Notes 8 and 17 which are as of June 19, 2007, contains explanatory paragraphs related to (1) the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006 and (2) the Successor’s acquisition of all of the outstanding stock of Predecessor in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/S/ KPMG LLP

Austin, Texas
October 30, 2007